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                              TAX SHARING AGREEMENT

      AGREEMENT made as of February 16, 2000 among UCAR International Inc. ("UCAR"), and its subsidiaries UCAR Global Enterprises Inc. ("Issuer"), UCAR
Finance Inc. ("Finance Co."), UCAR Carbon Company Inc. ("Carbon"), UCAR Holdings II Inc. ("Holdings II "), UCAR Holdings III ("Holdings III"), Union Carbide Grafito, Inc. ("Grafito"), and UCAR Composites Inc. ("Composites") (collectively, the "subsidiaries").

      WHEREAS, UCAR owns all of the issued and outstanding shares of capital stock of the Issuer and Finance Co., the only class of stock that the Issuer and Finance Co. is authorized to issue; the Issuer owns all of the issued and outstanding shares of capital stock of Carbon and of Holdings II, the only classes of stock that Carbon and Holdings II are authorized to issue; Carbon owns all of the issued and outstanding share of capital stock of Grafito and Composites, the only classes of stock that Grafito and Composites are authorized to issue; Holdings II owns all of the issued and outstanding share of capital stock of Holdings III, the only class of stock that Holdings III is authorized to issue; the companies have become members of an affiliated group within the meaning of section 1504(a) of the Internal Revenue Code of which UCAR is the common parent corporation (the "Affiliated Group"); and UCAR proposes to include the subsidiaries in filing a consolidated federal income tax return for the calendar year 1999 and thereafter; and,

      WHEREAS, UCAR and the subsidiaries desire to establish a method for allocating the consolidated tax liability of the Affiliated Group among its members and for reimbursing UCAR for the payment of such tax liability;

      NOW, THEREFORE, UCAR and the subsidiaries agree as follows:

      1.    CONSOLIDATED RETURN ELECTION.

      If at any time and from time to time UCAR so elects, UCAR and the subsidiaries will join in the filing of a consolidated federal income tax return for the calendar year of 1999 and for any subsequent taxable period for which the Affiliated Group is required or permitted to file such a return. UCAR and the subsidiaries agree to file such consents, elections, and other documents and take such other action as may be necessary or appropriate to carry out the purpose of this Section 1. Any period for which the subsidiaries are included in a consolidated federal income tax return filed by UCAR is referred to in this Agreement as a "UCAR Consolidated Return Year."

      2.    SUBSIDIARIES' LIABILITY TO UCAR FOR UCAR CONSOLIDATED RETURN YEARS.

      Within 120 days after the end of each UCAR Consolidated Return Year, the subsidiaries shall pay to UCAR the amount (if any) of federal income taxes for which the subsidiaries would have been liable for that year, computed as though the subsidiaries each had filed a separate return for such Consolidated Return Year and for all other Consolidated Return Years.

      3.    INTERIM ESTIMATED PAYMENTS.

      Prior to the end of any UCAR Consolidated Return Year, the subsidiaries shall advance to UCAR (within a reasonable period after request by UCAR) amounts necessary to reimburse UCAR for that portion of any estimated federal income tax payments attributable to the inclusion of the companies in the Affiliated Group. Any amounts so paid in any year shall operate to reduce the amount payable to

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UCAR  following  the end of such year  pursuant  to  Section 2,  above,  and any negative balance resulting from such reduction shall promptly be refunded by UCAR to the subsidiaries.

      4.    TAX ADJUSTMENTS.

      In the event of any adjustment of the tax returns of UCAR and the subsidiaries as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service), the liability of UCAR and the subsidiaries under Section 2 and 3 shall be redetermined to give effect to any such adjustment as if it has been made as part of the original computation of tax liability, and payments between UCAR and the subsidiaries shall be made within 120 days after any such payments are made or refunds are received, or, in the case of contested proceedings, within 120 days after a final determination of the contest.

      If any subsidiary ceases to be a member of the Affiliated Group (a "Deconsolidation Event"), then that subsidiary will indemnify UCAR with respect to any federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on UCAR as a result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to UCAR or to the subsidiary or any predecessor business thereof (computed as though the subsidiaries each had filed a separate return for such Consolidated Return Year), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of UCAR or a subsidiary with respect to any such period.

      5.    UCAR AND NEW SUBSIDIARIES

      If at any time UCAR acquires or creates one or more corporations that are includable corporations of the Affiliated Group, they shall be subject to this Agreement and all references to UCAR herein shall thereafter interpreted to refer to CUAR and such includable corporations as a group.

      6.    STATE INCOME TAX LIABILITY.

      Principles similar to those set forth herein shall apply to allocate consolidated, combined or unitary state income tax liability among UCAR and the subsidiaries.

      7.    SUCCESSORS.

      This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of UCAR or the subsidiaries succeeding to their tax attributes under section 381 of the Internal Revenue
Code), to the same extent as if such successor had been an original party to the Agreement.


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      IN WITNESS WHEREOF, UCAR and the subsidiaries have executed this Agreement by authorized officers thereof as of the date first above written.

DATED:      February 16, 2000       UCAR International Inc.


                                    By:/s/ Erick Asmussen
                                    Its:Comtroller

                                    UCAR Global Enterprises

                                    By : /s/ Nancy M. Falls
                                    Its: Treasurer

                                    UCAR Finance Inc.


                                    By:   /s/ Nancy M. Falls
                                    Its:      Treasurer

                                    UCAR Carbon Company, Inc.


                                    By:   /s/ Nancy M. Falls
                                    Its:  Treasurer

                                    UCAR Holdings II, Inc.

                                    By:   /s/ Nancy M. Falls
                                    Its:  Treasurer

                                    UCAR Holdings III, Inc.

                                    By:  /s/ Nancy M. Falls
                                    Its: Treasurer

                                    Union Carbide Grafito, Inc.


                                    By:  /s/ Karen G. Narwold
                                    Its:  President

                                    UCAR Composites Inc.


                                    By:   /s/ Karen G. Narwold
                                    Its:   President